EXHIBIT 99.1

CINEDIGM APPOINTS MEDIA INDUSTRY VETERAN
JEFFREY EDELL TO CFO POST

Edell Brings Strong Financial And Business Expertise to Leading Independent Content Distributor in U.S.

(Los Angeles, CA; June 9, 2014) – Cinedigm (NASDAQ: CIDM), the leading independent content distributor in the U.S., has appointed Jeffrey Edell as Chief Financial Officer.  The appointment, effective immediately, was announced today by Cinedigm Chairman and CEO Chris McGurk.  In addition to his CFO role, Edell will be a part of the Company’s Management Committee.

“I am thrilled that Jeff has joined our team,” said McGurk. “Having worked closely with him at DIC Entertainment while I was a Director there, I know of his clear ability to create and manage a first class financial effort and team at a public company. Holding a CPA and with significant private and public company experience, as well as a deep track record in accounting, reporting, M&A activities and business development, Jeff will be a great asset to Cinedigm as we continue to focus on our ambitious business objectives.”

“Cinedigm is exceedingly well positioned to succeed in the quickly transforming entertainment distribution landscape and a growing organization of this size and ambition will require an ever more sophisticated and effective financial organization and cohesive system,” said Edell.  “I’m thrilled to be working with Chris again and with Cinedigm COO Adam Mizel and look forward to putting my public company experience and my media and technology background to work to help Cinedigm realize its full potential as we grow shareholder value in the coming years.”

Prior to this appointment, Edell was CEO of Edell Ventures, a company he founded in 2009 to invest in and provide strategic support to innovators in the social media and entertainment arenas, including partnering with comic icon Stan Lee.  Along with his wife Elaine Hastings Edell, he recently produced the well received film, Taken For Ransom for Lifetime. Prior to that, he was CEO of Inferno Entertainment, a film production & foreign sales company, which produced and/or distributed features including The Kids Are All Right, Just Friends and The Grey.

Previously, Edell was President of DIC Entertainment, a publicly-listed entertainment company and the largest independent producer of kid-centric content in the world.  His efforts at that company culminated in the sale of DIC to Canadian fund-backed Cookie Jar Entertainment in 2008.  Before that his work as Chairman of Intermix Media, the parent company of popular social networking giant MySpace, resulted in the successful sale of the company to NewsCorp in 2005.  Edell was also CEO and President of Soundelux and led their growth for six years until the company was sold to Liberty Media, leading to his being named Entertainment Entrepreneur for 2000 by NASDAQ and Ernst & Young.  Edell also obtained extensive financial, audit and reporting experience while working at KPMG, The Transamerica Group and DF & Co.

Edell has served on the boards of numerous public companies, including MySpace/Intermix Media, Soundelux Entertainment Group and IVC Industries, Inc.  He is a member of both The Academy of Motion Picture Arts & Sciences and The Academy of Television Arts and Sciences, and was a member of the Young Presidents Organization (YPO), and is active in a variety of other non-profits.  He is also Entrepreneur in Residence and Professor at Florida State University's College of Motion picture Arts.

Edell holds a Bachelor of Science in Commerce from McIntire School of Commerce at University of Virginia. Edell is a Certified Public Accountant.

ABOUT CINEDIGM:
Cinedigm is the leading independent content distributor in the United States, with direct relationships with over 60,000 physical retail storefronts and digital platforms, including Wal-Mart, Target, iTunes, Netflix, and Amazon, as well as the national Video on Demand platform on cable television.  The company’s library of close to 50,000 titles and episodes encompasses award-winning documentaries from Docurama Films®, next-gen Indies from Flatiron Film Company®, acclaimed independent films and festival picks through partnerships with the Sundance Institute and Tribeca Films and a wide range of content from brand name suppliers, including National Geographic, Discovery, Scholastic, WWE, NFL, Shout Factory, Hallmark, Jim Henson and more.  Cinedigm™ and Cinedigm Digital Cinema Corp™ are trademarks of Cinedigm Corp www.cinedigm.com. [CIDM-G]

Cinedigm Corporate PR:
Maggie Begley/MBC
maggie@mbcprinc.com; O) 310.390.0101  M) 310.749.3055